AgFeed Industries, Inc. Announces Agreement to Acquire Leading U.S. Hog Production Company

NEW YORK, July 20, 2010 AgFeed Industries, Inc. (Nasdaq: FEED, NYSE Alternext: ALHOG - News), one of the largest independent hog production and animal nutrient companies in China, announced today that it has reached an agreement in principle to acquire the operations of M2P2 LLC based in Ames, Iowa.  AgFeed and M2P2 have entered into a non-binding term sheet summarizing the principle terms of the acquisition and expect to complete the transaction later this summer.  It is anticipated that John Stadler, Chairman of M2P2 will join AgFeed’s Board of Directors upon completion of the transaction.  M2P2 is a leading U.S. hog production company, having set standards of excellence in innovation, productivity and efficiency in pork production.  M2P2 is a joint venture partner with AgFeed in AgFeed International Protein Technology Corp. (“AFIPT”).

Dr. Songyan Li, AgFeed’s Chairman, stated, “through our work together in AFIPT we have developed enormous respect for M2P2 and its team of professionals.  M2P2’s dedication to continuous performance improvements in the hog production industry has resulted in impressive performance metrics in sow productivity and feed conversions.  For both AgFeed and M2P2 this is a transformational opportunity to position our combined businesses to achieve superior growth and earnings on an international basis as we respond to global market opportunities.”

Mr. Junhong Xiong, AgFeed’s President, observed “acquisition valuations are attractive by absolute and relative standards and present our company with a unique strategic opportunity.  M2P2’s expertise and excellence will be instrumental in assuring the success of our new western-style farms in Dahua and Xinyu.”

The aggregate consideration AgFeed expects to pay to acquire M2P2 is $16 million, subject to adjustment based upon the book value of M2P2’s assets, of which 80% will be paid in cash and 20% in AgFeed common stock.  The completion of the transaction is subject to a number of conditions including the completion of due diligence, negotiations and execution of definitive agreements and board approvals.  Pending transaction completion, M2P2 has agreed that its directors, managers, members, officers, employees and agents will not solicit or participate in other negotiations or discussions, or provide non-public information with respect to any investment in, or acquisition of, M2P2 or any similar transaction for a certain period of time.

ABOUT M2P2 LLC

Headquartered in Ames, Iowa, M2P2 (www.m2p2.com) was formed in 2003 by merging together seven separate business entities, all of which were involved in the swine production business.  This union merged expertise in all phases of hog production into one company.  M2P2 has become one of the premier swine production companies in the United States.  With sow operations in Colorado, Oklahoma, and North Carolina, and finishing operations centered in Iowa, M2P2 will produce 1,300,000 pigs annually. M2P2’s unparalleled pursuit of perfection and commitment to continuous operating improvements allows M2P2 to deliver quality pork to strategic partners every day.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market Listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China.  AgFeed has two profitable business lines -- animal nutrients in premix, concentrates and complete feeds and hog production. AgFeed is one of China's largest commercial hog producers in terms of total annual hog production as well as one of the largest premix feed company in terms of revenues.  China is the world's largest hog producing country that produced over 645 million hogs in 2009, compared to approximately 100 million hogs produced annually in the U.S. China also has the world's largest consumer base for pork consumption.  Over 62% of total meat consumed in China is pork.  Hog production in China enjoys income tax free status.  The swine feed markets in which AgFeed operates represent a $20 billion segment of China's $58 billion per year animal feed market.

SAFE HARBOR DISCLOSURE NOTICE

Certain statements regarding AgFeed Industries and/or M2P2 set forth in this press release, including those regarding the completion of the transaction, contain forward-looking information and speak only as of the date of such statement.  You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects.  This forward-looking information is subject to numerous material risks, uncertainties and assumptions, certain of which are beyond the control of AgFeed Industries and/or M2P2, including the impact of general economic conditions, industry conditions, volatility of commodity prices, currency fluctuations, environmental risks, competition from other industry participants, stock market volatility, ability to access sufficient capital from internal and external sources, and uncertainty of receiving approval from members of M2P2 for the transaction described herein. Readers are cautioned that the material assumptions used in the preparation of such information, although considered reasonable at the time of preparation, may prove to be imprecise and there can be no assurance that AgFeed Industries and M2P2 will enter into definitive agreements or that any transaction will be consummated.  Actual results, performance or achievement could differ materially from those expressed in, or implied by, this forward-looking information and, accordingly, no assurance can be given that any of the events anticipated by the forward-looking information will transpire or occur, or if any of them do so, what benefits that AgFeed Industries and/or M2P2 will derive therefrom.  AgFeed Industries and M2P2 disclaim any intention or obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.  For additional information and risk factors that could affect AgFeed Industries, see its filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Cautionary Statement for Forward-Looking Statements,” set forth in its Quarterly Report on Form 10-Q for the period ended March 31, 2010.  The information contained in this press release is made as of the date of the press release, even if subsequently made available by AgFeed Industries on its website or otherwise.

Contact:  Investor Relations: AgFeed Industries, Inc.     Tel: (917) 804-3584     Email: ir@agfeedinc.com

The Company's policy is to handle all questions by email to ir@agfeedinc.com and they will be answered as soon as possible.